Exhibit 10 (ax)

AMENDMENT TO SEPARATION AGREEMENT AND RELEASE

This Amendment to Separation Agreement and Release (this “Amendment”) is effective as of the date of the last signature on this Amendment and is between Morgan Parker (“Executive”) and The Taubman Company Asia Limited, a Cayman Islands company (“Employer”).

WHEREAS, Executive and Employer signed a Separation Agreement and Release on or about October 4, 2009 (the “Agreement”);

WHEREAS, the Executive and the Company desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Executive and Employer agree as follows.

1. Separation Benefits.   On or before Monday, December 6, 2010 (the “Payment Date”), Employer will provide Executive with a lump-sum payment of US$292,991.91 in full and final settlement of all remaining amounts owed to Executive under Section 2(a).  Such payment shall be made by wire transfer to Executive’s previously identified account with Commonwealth Bank of Australia.  Executive agrees and acknowledges that, following receipt of this payment, Employer will owe Executive no further compensation, benefits, or payments of any kind, including under the Agreement.  Following receipt of this payment, neither Employer nor Executive shall have any obligations to one another under Section 2(a) of the Agreement, and each party hereby and irrevocably releases and waives any claim of any kind, known or unknown, that it may have against the other under or arising out of Section 2(a) of the Agreement.  If the lump-sum payment specified above is not paid by the Employer to the Executive by the Payment Date this Amendment to Separation Agreement and Release shall be null and void.

2. Release From Certain Restrictive Covenants.  Employer hereby releases Executive from his obligations under Section 5 of the Agreement and Section 6.2 of the Employment Agreement between Executive and Employer dated as of April 11, 2008 (“Employment Agreement”).

3. Affirmation.  Except as amended hereby, the Agreement shall remain in full force and effect.

4. Knowing and Voluntary Acceptance.

(a) Sufficient Time to Review Agreement.  Executive agrees that he has had a sufficient amount of time to review and consider signing this Amendment and to discuss this Amendment with counsel, if he so chooses.

(b) Knowing and Voluntary Acceptance.  Executive has carefully read this Amendment, understands it, and is entering it knowingly and voluntarily.

(c) No Reliance on Any Other Representation.  In signing this Amendment, Executive has not relied upon any Employer representation or statement about the subject matter of this Amendment that is not set forth in this Amendment.

(d) Binding Agreement.  Executive understands that by signing this Amendment, Executive shall be bound by this Amendment.

5. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.  Delivery of an executed counterpart of this Amendment by telecopier, facsimile or electronic delivery (e.g., “PDF”) shall be as effective as delivery of an original executed counterpart hereof.

THE TAUBMAN COMPANY ASIA LIMITED	MORGAN PARKER
By: /s/ Chris Heaphy	By: /s/ Morgan Parker
Its: Secretary
Dated: December 2, 2010	Dated : December 3, 2010